Exhibit 4.10

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY AN ASTERISK *. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

STOCK PURCHASE AGREEMENT

AMONG

CELESTICA (USA) INC.,

THE CROSSBOW GROUP, LLC,

AND

D&H MANUFACTURING COMPANY

JULY 26, 2012

TABLE OF CONTENTS

Section 1. Purchase and Sale of Target Shares	1
(a) Basic Transaction	1
(b) Purchase Price	1
(c) Holdback	2
(d) Closing	2
(e) Deliveries at Closing	2
(f) Withholding	2
(g) Post Closing Adjustments	2

Section 2. Representations and Warranties Concerning Transaction	4
(a) Seller’s Representations and Warranties	4
(b) Buyer’s Representations and Warranties	5

Section 3. Representations and Warranties Concerning Target and Its Subsidiaries	6
(a) Organization, Qualification, and Corporate Power	7
(b) Capitalization	7
(c) Non-contravention	7
(d) Brokers’ Fees	8
(e) Title to Assets	8
(f) Target Subsidiaries	8
(g) Financial Statements	8
(h) Events Subsequent to Most Recent Fiscal Year End	9
(i) Undisclosed Liabilities	10
(j) Legal Compliance	11
(k) Tax Matters	12
(l) Real Property	15
(m) Intellectual Property	17
(n) Tangible Assets	17
(o) Inventory	18
(p) Contracts	18
(q) Notes and Accounts Receivable	19
(r) Powers of Attorney	19
(s) Insurance	19
(t) Litigation	20
(u) Product Warranty	20
(v) Product Liability	20
(x) Employee Benefits	22
(y) Guaranties	24
(z) Environmental, Health, and Safety Matters	25
(aa) Business Continuity	26
(bb) Computer and Technology Security	26
(cc) Certain Business Relationships	26
(dd) Customers and Suppliers	26
(ee) D&H Vietnam Charter Capital	26

Section 4. Pre-Closing Covenants	27
(a) General	27
(b) Notices and Consents	27
(c) Operation of Business	27
(d) Preservation of Business	27
(e) Full Access	27
(f) Notice of Developments	28
(g) Maintenance of Leased Real Property	28

i

(h) Leases	28
(i) Tax Matters	28
(j) Notice of Breach	28
(k) Purchase of Equipment	28
(l) Employee Testing	28
(m) Termination of Intercompany Agreements	29
(n) Customers	29
(o) Singapore Employees	29

Section 5. Post-Closing Covenants	29
(a) General	29
(b) Litigation Support	29
(c) Transition	29
(d) Confidentiality	29
(e) Use of Names	30

Section 6. Conditions to Obligation to Close	31
(a) Conditions to Buyer’s Obligation	31
(b) Conditions to Seller’s Obligation	33

Section 7. Remedies for Breaches of This Agreement	34
(a) Survival of Representations and Warranties	34
(b) Indemnification Provisions for Buyer’s Benefit	35
(c) Matters Involving Third Parties	36
(d) Determination of Adverse Consequences	37
(e) Recoupment Against Holdback Amount	37
(f) Holdback Amount Adjustment	37
(g) Limitation on Indemnification Amount	37
(h) Continuing Indemnification Obligations	37
(i) Indemnity by Buyer	38

Section 8. Tax Matters	38
(a) Tax Indemnification	38
(b) Straddle Period	38
(c) Responsibility for Filing Tax Returns	38
(d) Cooperation on Tax Matters	39
(e) Tax-Sharing Agreements	39
(f) Transfer Taxes	39
(g) Tax Treatment of Stock Options	39

Section 9. Termination	39
(a) Termination of Agreement	39
(b) Effect of Termination	40

Section 10. Miscellaneous	40
(a) Incorporation of Exhibits, Annexes, and Schedules	40
(b) Press Releases and Public Announcements	40
(c) No Third-Party Beneficiaries	41
(d) Entire Agreement	41
(e) Succession and Assignment	41
(f) Counterparts	41
(g) Headings	41
(h) Notices	41
(i) Governing Law	42
(j) Amendments and Waivers	42
(k) Severability	42

ii

(l) Expenses	42
(m) Construction	42
(n) Specific Performance	43
(o) Dispute Resolution	43
(o) Dispute Resolution	45
(o) Dispute Resolution	45
(o) Dispute Resolution	45

Section 11. Definitions	45

EXHIBITS AND ANNEX

EXHIBIT A	Indebtedness of Target and Target Subsidiaries
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	Reserve for Obsolete and Excess Inventory Calculation
EXHIBIT D	Financial Statements
EXHIBIT E	Purchased Equipment
EXHIBIT F	CIG Consulting Agreement
EXHIBIT G	Non-Compete Provisions
EXHIBIT H	Smith Consulting Agreement
EXHIBIT I	Continuing Indemnification Agreement
EXHIBIT J	Shareholders Representative Agreement
EXHIBIT K	Continuing Customers
EXHIBIT L	Guidelines for Dealing With Designated Liabilities
EXHIBIT M	Option Holders
EXHIBIT N	Target Subsidiaries

ANNEX I	Seller and Target Disclosure Schedule

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on July 26, 2012 (the “Execution Date”), by and among Celestica (USA) Inc., a Delaware corporation (“Buyer”), The Crossbow Group, LLC, a California limited liability company (“Seller”) and D & H Manufacturing Company, a California corporation (“Target”).  Buyer, Seller and Target are each referred to herein as a “Party” and are referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Section 11 of this Agreement.

RECITALS

WHEREAS, *, * and * indirectly own Seller *;

WHEREAS, Seller owns all of the issued and outstanding capital stock of Target;

WHEREAS, * and * hold options which have vested or will vest on or prior to the Closing to purchase * shares and * shares of Target common stock, respectively;

WHEREAS, this Agreement sets forth a transaction pursuant to which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the issued and outstanding capital stock of Target in return for cash and other consideration; and

WHEREAS, concurrently with the Closing, Target will purchase the equipment it and any Target Subsidiary leases from Catapult Equipment Co., LLC (“CEC”) at Fair Market Value.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows

Section 1.             Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Target Shares for the consideration specified below in this Section 1.

(b) Purchase Price. Buyer agrees to pay to Seller at the Closing, by delivery of cash payable by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Base Cash Price, minus the sum of clauses (A) through (E) below, plus clause (F) below:

(A)          the amount of any long-term or short-term indebtedness for borrowed money of Target (including any related accrued interest thereon), as determined as of the end of business on the Closing Date and as set forth on EXHIBIT A attached hereto, which is to be paid by Buyer at the direction of Seller,

(B)          the Holdback Amount (as hereinafter defined),

(C)          the amount, if any, by which the Pre-Closing Net Working Capital is less than the Target Net Working Capital,

(D)          the Estimated Pre-Closing Tax Obligation, subject to the adjustments, if any, set forth in Section 8(b) of this Agreement, plus

* Certain confidential information contained in this document, marked with an asterisk has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(E)           the amount, if any, by which the Pre-Closing Net Working Capital exceeds the Target Net Working Capital.

The amount resulting from the above adjustments to the Base Cash Price shall be the “Purchase Price.”

(c) Holdback. An amount equal to $* million shall constitute the “Holdback Amount” which will serve as the first source of funds to satisfy any amounts due to Buyer or any other Buyer Indemnified Person under Section 7 of this Agreement. Buyer shall deposit the Holdback Amount with Wells Fargo Bank (the “Escrow Agent”), and the Holdback Amount shall be distributed by the Escrow Agent pursuant to and in accordance with the provisions of Section 7 of this Agreement.  An amount equal to $* million of the Holdback Amount shall constitute the Designated Amount.  Fees payable to the Escrow Agent shall be paid in equal part by each of Buyer and Seller.

(d) Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures and the bank wire transfer of funds, commencing at 9:00 a.m. Pacific Daylight Time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine, but in no event later than November 30, 2012 (the “Closing Date”).

(e) Deliveries at Closing.  At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Seller will deliver to Buyer stock certificates representing all of Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Seller the consideration specified in Section 1(b) above.

(f) Withholding.  Buyer shall withhold and remit to Target, from any cash consideration payable pursuant to this Agreement to any former holder of Target options, such amounts as Target is required to withhold from such consideration under the Code or any provision of state or non-U.S. tax law.  Target shall take all action that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Entity.  Notwithstanding any other provision of this Agreement, any payments to be made under this Agreement that are subject to withholding may be made through the payroll systems of Target or a Target Subsidiary.

(g) Post Closing Adjustments.  Not less than two (2) days nor more than five (5) days prior to Closing, Seller will deliver to Buyer a complete balance sheet and a statement of the Net Working Capital as of Closing (“Pre-Closing Net Working Capital”).  The Parties agree that the Pre-Closing Net Working Capital has (a) cash up to $* million in amount plus (b) accounts receivable that (i) includes only invoices dated 90 or fewer days from closing and (ii) is no greater than $* million in amount plus  (c) a net inventory balance that is no greater than $* million in amount with a reserve for obsolete and excess inventory calculated in accordance with EXHIBIT C plus (d) prepaid expenses that are no greater than $* minus (e) accounts payable up to $* million in amount minus (f) accrued liabilities other than Taxes (which includes but is not limited to any accrued compensated absences, payroll, employee bonuses, rent, warranties, interest and insurance) no greater than $* million in amount, consolidated for Target and Target Subsidiaries in accordance with U.S. GAAP.  Seller agrees to consult, in good faith, with Buyer in connection with the calculation of the Pre-Closing Net Working Capital.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Within thirty (30) days after Closing, Buyer may in good faith dispute the Pre-Closing Net Working Capital by providing to Seller a statement (the “Dispute Notice”) setting forth Buyer’s calculation of the Net Working Capital as of Closing (“Post-Closing Net Working Capital”) and describing in reasonable detail the basis for the determination.  Buyer agrees to consult, in good faith, with Seller in connection with the preparation of the Post-Closing Net Working Capital should such a dispute arise.

The Parties shall use reasonable efforts to resolve such differences regarding the determination of the actual Net Working Capital at Closing for a period of thirty (30) days after Seller’s receipt of the Dispute Notice.  If the Parties resolve such differences, the Net Working Capital at Closing they agree to shall be deemed to be the “Final Net Working Capital.”

If the Parties do not reach a final resolution on the actual Net Working Capital within thirty (30) days after Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, the Parties will select a nationally recognized independent auditing firm (the “Neutral Accountant”) which shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below.  The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Seller, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding their calculation of the Post-Closing Net Working Capital; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Post-Closing Net Working Capital within twenty (20) Business Days thereafter.  The Post-Closing Net Working Capital determined by the Neutral Accountant shall be deemed to be the Final Net Working Capital.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent gross negligence, fraud or manifest error.

The Neutral Accountant shall not be authorized or permitted to (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Net Working Capital in accordance with this Section 1(g); (ii) resolve any such differences by making an adjustment to the balance sheet and a statement of the Net Working Capital as of Closing delivered by Seller that is outside of the range defined by amounts as finally proposed by the Parties; or (iii) apply any accounting methods, treatments, principles or procedures other than those agreed to by the Parties.

Seller and Buyer, joint and severally, shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that either Seller or Buyer has adopted a position or positions that is or are frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to Seller and Buyer a written explanation of its reasons for making such a determination.

If the Pre-Closing Net Working Capital exceeds the Final Net Working Capital, then Seller will make a payment to Buyer for the difference.  If the Pre-Closing Net Working Capital is less than the Final Net Working, then Buyer will make a payment to Seller for the difference, in each case, within five (5) days of the final determination, as an adjustment to the Purchase Price.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Section 2.             Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties.  Seller represents and warrants to Buyer that the statements contained in this Section 2(a) are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(a)), except as set forth in ANNEX I attached hereto (the “Disclosure Schedule”).  For purposes of the representations and warranties of Seller contained herein, disclosure in the Disclosure Schedule of any facts or circumstances or any exceptions in the Disclosure Schedule must specifically reference the section to which it relates. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

(i) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the State of California.

(ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due and valid authorization, execution and delivery hereof by Buyer, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state or foreign securities laws, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller is subject or any provision of its governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to Target Shares, except in each case with respect to clauses (A) and (B) above, for such violations, breaches or defaults which (1) would not have individually or in the aggregate, a Material Adverse Effect on Seller or (2) would become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(iv) Brokers’ Fees.  Except as set forth in Schedule 2(a)(iv) of the Disclosure Schedule, Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Shares.  Except as set forth in Schedule 2(a)(v) of the Disclosure Schedule, Seller holds of record and owns beneficially all of the issued and outstanding Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(vi) Target LLC Interests.  Target holds of record and owns beneficially all of the LLC membership interests of D&H Vietnam, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Target to sell, transfer, or otherwise dispose of any of the LLC membership interests of D&H Vietnam.  Target is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the LLC membership interests of D&H Vietnam.

(vii) Target and Target Subsidiary Representations.  Seller represents that Target’s representations and warranties are correct and complete.

(b) Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the statements contained in this Section 2(b) are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(b)).

(i) Organization of Buyer.  Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii) Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due and valid authorization, execution and delivery hereof by Seller and Target, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state or foreign securities laws, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, except in each case with respect to clauses (A) and (B) above, for such violations, breaches or defaults which would not have individually or in the aggregate, a Material Adverse Effect on Buyer.

(iv) Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v) Investment.  Buyer is not acquiring Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(vi) Available Funds.  Buyer will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions hereunder.

(vii) Litigation.  There is no claim, action, suit, proceeding or, to the knowledge of Buyer, governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer by or before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to impede the ability of Buyer to consummate the transactions contemplated hereby.

(viii)  Buyer Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, software, technology, and prospects of Target, which investigation, review and analysis was done by Buyer and, to the extent deemed appropriate by Buyer’s representatives.  Buyer acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of Target for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives (except the specific representations, warranties and covenants of Target and Seller set forth in Sections 2, 3, 4 and 5 of this Agreement).

Section 3.              Target Representations and Warranties.  Target represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) (or, if made as of a specified date, as of such date), except as set forth in the Disclosure Schedule.  For purposes of the representations and warranties of Target contained herein, disclosure in the Disclosure Schedule of any facts or circumstances or any exceptions in the Disclosure Schedule must specifically reference the section to which it relates.  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Target pursuant to this

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

(a) Organization, Qualification and Corporate Power.  Target and each Target Subsidiary: (i) are corporations or limited liability companies (as applicable) duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or formation; (ii) are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required; and (iii) have full corporate or company power and authority and all licenses, permits, and authorizations necessary to carry on the Business in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, result in a Material Adverse Effect.  Schedule 3(a) of the Disclosure Schedule lists the directors and officers of Target and each Target Subsidiary.  Seller has delivered to Buyer correct and complete copies of the charter and bylaws for Target and each Target Subsidiary (as amended to date).  Except as set forth in Schedule 3(a) of the Disclosure Schedule, the minute books (containing the records of all meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for Target and each Target Subsidiary are correct and complete and will be made available for Buyer’s review.  Neither Target nor any Target Subsidiary is in default under or in violation of any provision of its charter or bylaws.

(b) Capitalization.  The entire authorized capital stock of Target consists of 200,000,000 shares of common stock of Target Shares, of which 666,667 Target Shares are issued and outstanding.  In addition, there are options outstanding and vested which are exercisable for * shares of common stock Target Shares.  The options will be exercised concurrently with the Closing.  All of the issued and outstanding Target Shares as of the date hereof have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by Seller.  Upon the exercise of the options concurrently with the Closing, the Target Shares issued upon the exercise of the options will be duly authorized, validly issued, fully-paid and non-assessable and will be held of record and beneficially by the individuals identified on Schedule 3(b) of the Disclosure Schedule.  Except for the unexercised stock options totaling * shares of common stock of Target Shares, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock.  Upon exercise of the options, the shares issued upon such exercise will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which Target or any Target Subsidiary is subject or any provision of its charter, bylaws, or other governing documents, (B) except as set forth in Schedule 3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target or any Target Subsidiary is a party or by which it or any Target Subsidiary is bound or to which any of its or a Target Subsidiary’s assets are subject, or (C) result in the imposition or

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

creation of a Lien upon or with respect to Target Shares, except in each case with respect to clauses (A) and  (B) above for such violations, breaches or defaults which (1) would not have individually or in the aggregate, a Material Adverse Effect on Seller or (2) would become applicable solely as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

(d) Brokers’ Fees.   Neither Target nor any Target Subsidiary has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets.   Target and each Target Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Fiscal Month End balance sheet provided for Buyer’s review and attached hereto as a part of EXHIBIT D or acquired after the date thereof, free and clear of all Liens, except (i) for inventory disposed of in the Ordinary Course of Business since the date of such balance sheet, and (ii) Permitted Encumbrances.

(f) Target Subsidiaries.   The Disclosure Schedule sets forth for Target Subsidiaries (i) the number of authorized shares for each class of their capital stock, (ii) the number of issued and outstanding shares of each class of their capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of capital stock held in treasury, if any.  All of the issued and outstanding shares of capital stock of each Target Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable.  Target holds of record and owns beneficially all of the outstanding shares of Target Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of Target Subsidiaries or that could require Target Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own capital stock.  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Target Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Target Subsidiaries.  Neither Target nor any Target Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements.   Attached hereto as EXHIBIT D are the following financial statements (collectively the “Financial Statements”): (i) unaudited, reviewed consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2009, September 30, 2010 and September 30, 2011 (the “Most Recent Fiscal Year End”), for Target; and (ii) unaudited, unreviewed consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine months ended June 30, 2012 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements (including the notes thereto) present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are prepared in accordance with U.S. GAAP, correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate), have not been reviewed and lack footnotes and other presentation items.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(h) Events Subsequent to Most Recent Fiscal Year End.  There has not been any Material Adverse Change since the Most Recent Fiscal Year End.  Without limiting the generality of the foregoing, since that date:

(i)           neither Target nor any Target Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)           except as set forth in Schedule 3(h)(ii) of the Disclosure Schedule, neither Target nor any Target Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either requiring payments of more than $100,000, individually, or $300,000 in the aggregate, or outside the Ordinary Course of Business;

(iii)          except as set forth in Schedule 3(h)(iii) of the Disclosure Schedule, no Seller Party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) requiring payments of more than $100,000 to which Target or any Target Subsidiary is a party or by which any of them is bound;

(iv)          neither Target nor any Target Subsidiary has imposed any Liens upon any of its assets, tangible or intangible;

(v)           except as set forth in Schedule 3(h)(v) of the Disclosure Schedule, neither Target nor any Target Subsidiary has made any capital expenditure (or series of related capital expenditures) either requiring payments of more than $100,000 or outside the Ordinary Course of Business;

(vi)          neither Target nor any Target Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either requiring payments of more than $100,000 or outside the Ordinary Course of Business;

(vii)         neither Target nor any Target Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either in a face amount of or which could require payments of more than $100,000 or outside the Ordinary Course of Business;

(viii)        neither Target nor any Target Subsidiary has delayed or postponed its payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)          neither Target nor any Target Subsidiary has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either requiring payments of more than $100,000 or outside the Ordinary Course of Business;

(x)           neither Target nor any Target Subsidiary has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)          except as set forth in Schedule 3(h)(xi) of the Disclosure Schedule, there has been no change made or authorized in the charter or bylaws of any of Target or any Target Subsidiary;

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(xii)         neither Target nor any Target Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)        neither Target nor any Target Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)        neither Target nor any Target Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, except for damage resulting from ordinary wear and tear;

(xv)         except as set forth in Schedule3(h)(xv) of the Disclosure Schedule, neither Target nor any Target Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

(xvi)        neither Target nor any Target Subsidiary has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)       except as set forth in Schedule 3(h)(xvii) of the Disclosure Schedule, neither Target nor any Target Subsidiary has granted any increase in the base compensation of any of its directors, officers, or employees, individually, in excess of $10,000 on an annual basis;

(xviii)      neither Target nor any Target Subsidiary has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)        neither Target nor any Target Subsidiary has terminated the employment of any management employee or has made any other change in employment terms for (a) any of its directors or officers, or (b) any of its employees other than terminations or changes in the Ordinary Course of Business;

(xx)         neither Target nor any Target Subsidiary has made or pledged to make any charitable or other capital contribution;

(xxi)        there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target or any Target Subsidiary;

(xxii)       neither Target nor any Target Subsidiary has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii)      neither Target nor any Target Subsidiary has made any loans or advances of money; and

(xxiv)     neither Target nor any Target Subsidiary has committed to any of the foregoing.

(i) Undisclosed Liabilities.   To the Knowledge of Seller, neither Target nor any Target Subsidiary have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet or in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business that would not reasonably be expected, individually or in the aggregate, to be material to Target.

(j) Legal Compliance.

(i)            Each of Target, each Target Subsidiary, and their respective predecessors and Affiliates has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act (the “FCPA,” 15 U.S.C. 78dd-1 et seq.)) of each Governmental Entity and all international trade laws and regulations (“Laws”), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(ii)           Neither Target nor any Target Subsidiary has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign persons in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to valid licenses or approvals and otherwise in accordance with applicable Law.

(iii)          Except as set forth in Schedule 3(j)(iii) of the Disclosure Schedule, Target and each Target Subsidiary is currently in compliance, in all material respects, with, and at all times have been in compliance with, all applicable Laws and there is no action, suit, or proceeding pending or threatened before any court or quasi-judicial or Governmental Entity expected or, to the Knowledge of Target, threatened between Target or any Target Subsidiary and any Governmental Entity under any of the Laws.

(iv)          Target and each Target Subsidiary has prepared and timely applied for all import and export licenses required in accordance with all Laws for the conduct of Target’s and each Target Subsidiary’s Business.

(v)           Target and Target Subsidiaries have made available to Buyer true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all Laws, if any.

(vi)          Except as set forth in Schedule 3(j)(vi) of the Disclosure Schedule, neither Target nor any Target Subsidiary currently maintains, nor has it at any time maintained, employees, brokers, distributors, resellers, agents, sales or marketing representatives or assets of any kind in any jurisdiction outside of the U.S.

(vii)         Target and each Target Subsidiary is currently in compliance, in all material respects, with, and have at all times been in compliance, in all material respects with, all applicable Laws relating to export control and trade embargoes, and neither Target nor any Target Subsidiary has, directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. Persons located in the U.S.) any goods, software, technology or services in violation of the Laws.

(viii)        Neither Target nor any Target Subsidiary has engaged in any transactions, or otherwise dealt with any country, or other Person with whom U.S. Persons are prohibited from dealing under applicable Laws, including countries subject to economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, any

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Person designated by the Treasury Department’s Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons (or entities directly owned or controlled by or acting for or on behalf of a Specially Designated National), any Person designated by the U.S. Commerce Department’s Bureau of Industry and Security on the Denied Persons List, Unverified List or Entity List, any Person designated by the State Department’s Directorate of Defense Trade Controls on the List of Statutorily Debarred Parties or any instrumentality, agent, entity or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any of the countries or Persons described above.

(ix)          Neither Target nor any Target Subsidiary or any other Person associated with Target or any Target Subsidiary, has offered or given, and Target has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official or employee of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (b) any other Person, in any such case while knowing, or being aware of a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity, political party or official thereof or candidate for political office: (i) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; (iii) for the purpose of securing any improper advantage; in the case of each of clauses (i), (ii) and (iii), in order to assist Target or any Target Subsidiary in obtaining or retaining business for or with, or directing business to, any Person; or (iv) where such payment would constitute a bribe, kickback or illegal or improper payment.  Neither Target nor any Target Subsidiary has violated or is in violation of any provision of the FCPA, or any applicable Law of similar effect, and Target and Target Subsidiaries have made all payments to third parties by check mailed to each such third party’s principal place of business or by wire transfer to a bank located in the same jurisdiction as each such third party’s principal place of business.  With respect to its compliance with the provisions of the FCPA, all transactions have been and are properly and accurately recorded on the books and records of Target and Target Subsidiaries, and each document upon which entries in Target and Target Subsidiaries’ books and records are based has been and is complete and accurate in all respects.

(k) Tax Matters.

(i)            Each of Target and Target Subsidiaries have filed all Tax Returns that they were required to file for all periods ending on or before the Closing Date, either separately or as a member of an Affiliated Group of corporations, under applicable U.S. and non-U.S. laws and regulations.  All such Tax Returns were, when filed, and continue to be, true, correct and complete in all respects (including, without limitation, providing a disclosure of “uncertain tax positions,” as required by Treasury Regulations Section 1.6012-2(a)(4)), were timely filed and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target or Target Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither Target nor any Target Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target or any Target Subsidiary does not file Tax Returns, or pay and collect Taxes in respect of a particular type of Tax

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

imposed by that jurisdiction, that Target or any Target Subsidiary is or may be subject to taxation, or to pay or collect Taxes, in respect of any such Tax, by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or any Target Subsidiary.

(ii)           Each of Target and any Target Subsidiary has withheld, or collected, and paid to the proper Governmental Entities all Taxes required to have been withheld, or collected, including, without limitation, sales taxes and Taxes paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)          No Seller or director or officer (or employee responsible for Tax matters) of Target or any Target Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No non-U.S., U.S. federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target or any Target Subsidiary.  Neither Target nor any Target Subsidiary has received from any non-U.S., U.S. federal, state, or local taxing authority (including jurisdictions where Target or any Target Subsidiary have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target or any Target Subsidiary.  Schedule 3(k)(iii) of the Disclosure Schedule lists all U.S. federal, state, local, and non-U.S. Tax Returns filed with respect to any of Target or any Target Subsidiary for all taxable periods ended on or after September 30, 2009 and for any other taxable period for which the applicable statute of limitations in respect of the assessment of a Tax, or the assertion of a Tax deficiency, has not expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer (i) correct and complete copies of all U.S. and non-U.S. federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target or any Target Subsidiary filed or received since September 30, 2009, and (ii) any such other Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Target or any Target Subsidiary filed or received with respect to any taxable period for which the applicable statute of limitations in respect of the assessment of a Tax, or the assertion of a Tax deficiency, has not expired.

(iv)          Neither Target nor any Target Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           Neither Target nor any Target Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Target nor any Target Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Target nor any Target Subsidiary has entered into any “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b). Each of Target and Target Subsidiaries have disclosed on their U.S. federal income Tax Returns all

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662. Neither Target nor any Target Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor any Target Subsidiary (A) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Target) or (B) has any Liability for the Taxes of any Person (other than Target or any Target Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(vi)         Neither Target nor any Target Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)          change in method of accounting, or any other adjustment pursuant to Section 481(a) of the Code, for a taxable period ending on or prior to the Closing Date;

(B)          “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C)          intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D)          election under Section 108(i) of the Code;

(E)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(F)           prepaid amount received on or prior to the Closing Date.

(vii)         Neither Target nor any Target Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(viii)        Neither Target nor any Target Subsidiary (i) has entered into any advance pricing agreement or (ii) enjoys any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Entity outside of the United States that is not generally available to Persons without specific application therefor.

(ix)          Neither Target nor any Target Subsidiary owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code and Target and each Target Subsidiary is treated as a corporation for U.S. and non-U.S. tax purposes.

(x)           The charges, accruals and reserves with respect to Taxes on the Most Recent Financial Statements of Target and Target Subsidiaries are adequate in all material respects.

(xi)          Neither Target nor any Target Subsidiary (i) has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction, (ii)

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

is subject to a limitation on the deductibility of any interest expense under Section 279 of the Code (or any similar provision of state, local or non-U.S. income tax law), or (iii) has sustained an “overall foreign loss” for purposes of Section 904(f) of the Code.

(l) Real Property.

(i)            Except as set forth in Schedule 3(l)(i) of the Disclosure Schedule, neither Target nor any Target Subsidiary has, or has ever had, any Owned Real Property.

(ii)           Schedule 3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target and Target Subsidiaries have delivered to Buyer a true and complete copy of each such Lease document. With respect to each of the Leases:

(A)          such Lease is legal, valid, binding, enforceable, fully paid to date and in full force and effect, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (2) the availability of the remedy of specific performance or injunctive or other forms of equitable relief;

(B)          except as set forth on Schedule 3(l)(ii)(B) of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease (other than rent arrearages, if any, that must be paid due to the consummation of the transactions contemplated by this Agreement, which will be paid in full), and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)          neither Target’s nor any Target Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D)          neither Target nor any Target Subsidiary, nor any other party to a Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)           neither Target nor any Target Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)          the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target or any Target Subsidiary;

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(H)          neither Target nor any Target Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I)            neither Target nor any Target Subsidiary has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J)            there are no Liens on the estate or interest created by such Lease other than Permitted Encumbrances.

(iii)          The Leased Real Property identified in Schedule 3(1)(ii) of the Disclosure Schedule comprises all of the real property used or intended to be used in, or otherwise related to, Target’s and any Target Subsidiary’s Business; and neither Target nor any Target Subsidiary is a party to any agreement or option to purchase any real property or interest therein;

(iv)          To the Knowledge of Seller, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are, subject to ordinary wear and tear, in operational condition and sufficient for the operation of Target’s and Target Subsidiaries’ Business.  To the Knowledge of Seller, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Knowledge of Seller, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of Target’s or Target Subsidiaries’ Business as currently conducted thereon.

(v)           To Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain threatened affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or, to the Knowledge of Seller, any claim, litigation, administrative action or similar proceeding threatened relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of Target’s or Target Subsidiaries’ Business as currently conducted thereon.

(vi)          To the Knowledge of Seller, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), in all material respects, and the current use and occupancy of the Leased Real Property and operation of Target’s and Target Subsidiaries’ Business thereon do not materially violate any Real Property Laws. Neither Target nor any Target Subsidiary has received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii)         Except as set forth on Schedule 3(l)(vii) of the Disclosure Schedule, each parcel of Leased Real Property has direct vehicular and pedestrian access to a public street adjoining the Leased Real Property.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(viii)        To the Knowledge of Seller, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of Target’s or Target Subsidiaries’ Business as currently conducted thereon.

(ix)          To the Knowledge of Seller, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Entities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate Target’s or Target Subsidiaries’ Business as currently conducted thereon, have been issued and are in full force and effect. Schedule 3(l)(ix) of the Disclosure Schedule lists all material Real Property Permits held by Target or any Target Subsidiary with respect to each parcel of Leased Real Property. Neither Target nor any Target Subsidiary has received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any such action.

(m) Intellectual Property.

(i)            Schedule 3(m)(i) of the Disclosure Schedule lists all Intellectual Property owned or used by Target or any Target Subsidiary.  To the Knowledge of Seller, Target and Target Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property sufficient for the operation of the Business of Target and Target Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target or Target Subsidiaries immediately prior to the Closing will be owned or available for use by Target or Target Subsidiaries on identical terms and conditions immediately subsequent to the Closing.

(ii)           Neither Target nor Target Subsidiaries owns or holds any pending patent application or application for patent registration that Target or Target Subsidiaries has made with respect to any of its Intellectual Property.  Schedule 3(m)(ii) of the Disclosure Schedule identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $250,000 in the aggregate) and each material unregistered copyright used by Target or any Target Subsidiary in connection with any of its Businesses.

(iii)          Seller has taken reasonable actions to maintain and protect all of the Intellectual Property of Target and any Target Subsidiary and will continue to maintain and protect all of the Intellectual Property of Target and any Target Subsidiary prior to Closing so as not to adversely affect the validity or enforceability thereof.

(n) Tangible Assets.  Target and each Target Subsidiary owns or leases all buildings, machinery, equipment, and other tangible assets reasonably sufficient for the conduct of their Business as presently conducted.  Each such tangible asset has been maintained in accordance with industry practice, is in operating condition and repair (subject to normal wear and tear).  Except as set forth in Schedule 3(n) of the Disclosure Schedule, the machinery used in the Business is used or is being used in a manner for which it was intended, has not been used in any way which would

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

void any manufacturer warranty and is sufficient for the purposes for which it presently is used.  As of the Closing, no payments will be required to be made with respect to any equipment owned or used by the Business.

(o) Inventory.   All the inventory of Target and each Target Subsidiary is suitable, usable and saleable, in the case of finished goods and products, at applicable contract prices and, in the case of raw materials and work-in-process, at no less than the value reflected on the books of Target and each Target Subsidiary, in the Ordinary Course of Business except to the extent written down or reserved against.  To the Knowledge of Seller, Target or each Target Subsidiary there is no adverse condition affecting a material source of materials available to Target and each Target Subsidiary.

(p) Contracts.   Schedule 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target or a Target Subsidiary is a party:

(i)            any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (other than purchase orders for raw materials, supplies and outside services entered into by Target or Target Subsidiary in the Ordinary Course of Business), the performance of which will extend over a period of more than one year, result in a material loss to Target or any Target Subsidiary, or involve consideration in excess of $250,000;

(iii)          any agreement concerning a partnership or joint venture;

(iv)          except as set forth in Schedule 3(p)(iv) of the Disclosure Schedule, any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)           any agreement concerning confidentiality or non-competition;

(vi)          any agreement with Seller and its Affiliates;

(vii)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)        any collective bargaining agreement;

(ix)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(x)           any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(xi)          any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(xii)         any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)        any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Year End of consideration in excess of $100,000, or imposition of monitoring or reporting obligations to any Governmental Entity;

(xiv)        any agreement under which Target or any Target Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $100,000; or

(xv)         any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250.000.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 3(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3(p) of the Disclosure Schedule.  With respect to each such agreement, to the Knowledge of Seller: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (2) the availability of the remedy of specific performance or injunctive or other forms of equitable relief; (B) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, except as would not result in a Material Adverse Effect; and (C), no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable.   All notes and accounts receivable of Target and any Target Subsidiary reflected on their books and records (i) are bona fide accounts and notes receivable created in the Ordinary Course of Business in connection with bona fide transactions and consistent with past practice, (ii) are no more than 90 days old, and (iii) are fully collectible when due at their face amounts, except to the extent of any allowance for doubtful accounts and sales adjustments set forth in Schedule 3(q) of the Disclosure Schedule, which allowance has been fairly determined consistent with past practices in accordance with U.S. GAAP.

(r) Powers of Attorney.   Except as set forth in Schedule 3(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Target or any Target Subsidiary.

(s) Insurance.  Schedule 3(s) of the Disclosure Schedule includes the declaration pages of each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target or any Target Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years.  The declaration pages indicate:

(i)            the name, address, and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)          the policy number and the period of coverage; and

(iv)          the scope and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

All insurance policies are (and were) issued on an “occurrence” basis and there are no retroactive premium adjustments or other loss sharing arrangements; provided, however, that each such policy may subject the Target and any Target Subsidiary to policy year end audits of Target and Target Subsidiaries’ operations.   With respect to each such insurance policy, to the Knowledge of Seller: (A) the policy provides adequate coverage for the Business conducted by Target or Target Subsidiary which such policy covers; (B) neither Target, nor any Target Subsidiary, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) Target has not repudiated any provision thereof.  Each of Target and any Target Subsidiary have been covered during the past 10 years by insurance in scope and amount customary and reasonable for the Businesses in which they have engaged during the aforementioned period.  The Disclosure Schedule describes any self-insurance arrangements affecting Target or any Target Subsidiary.

(t) Litigation.   Schedule 3(t) of the Disclosure Schedule sets forth each instance in which Target or any Target Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller and the directors and officers (and employees with responsibility for litigation matters) of Target and any Target Subsidiary, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or Governmental Entity or before (or that could come before) any Arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could result in any Material Adverse Change.

(u) Product Warranty.   To the Knowledge of Seller, each product manufactured, sold, leased, or delivered by Target or any Target Subsidiary has been in conformity with all applicable contractual commitments and all express warranties, and neither Target nor any Target Subsidiary has any material Liability (and, to the Knowledge of Target and any Target Subsidiary, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and any Target Subsidiary.  Schedule 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Target and each Target Subsidiary (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Target or any Target Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3(u) of the Disclosure Schedule.

(v) Product Liability.   To the Knowledge of Seller, neither Target nor any Target Subsidiary has any Liability and, to the Knowledge of Target and each Target Subsidiary, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target or any Target Subsidiary, except for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that has been adequately reserved for in Target or Target Subsidiary’s Most Recent Balance Sheet.

(w) Employees.  For purposes of this Section 3(w) only, as used herein, the term “Knowledge of Seller” means the actual knowledge of *, * and *.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(i)           With respect to the Business of Target and any Target Subsidiary:

(A)          there is no collective bargaining agreement or relationship with any labor organization;

(B)          to the Knowledge of Seller, no executive or manager of Target or any Target Subsidiary (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the Business of such entity;

(C)          no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D)          to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E)           no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and, to the Knowledge of Seller, none is underway or threatened;

(F)           except as set forth on Schedule 3(w)(i)(F) of the Disclosure Schedule, there is no workmen’s compensation Liability, experience, or matter outside the Ordinary Course of Business;

(G)          except as set forth on Schedule 3(w)(i)(G) of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending either currently or within the preceding twelve (12) months, or, to the Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by Target or any Target Subsidiary (or its or their officers or directors) of any law, regulation or contract;

(H)          to the Knowledge of Seller, no employee or agent of Target or any Target Subsidiary has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (G) above;

(I)            Target and Target Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, background checks, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and neither Target nor any Target Subsidiary is liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing.  Target and each Target Subsidiary have complied with, and have not incurred any liabilities, penalties or other charges under, the Worker Adjustment and Retraining Notification Act or any similar state law (collectively referred to as “WARN”);

(J)            each person whom Target and any Target Subsidiary has retained as an independent contractor qualifies or qualified as an independent contractor

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

and not as an employee of Target or any Target Subsidiary under all applicable laws.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause Target or any Target Subsidiary to be in breach of any agreement with any employee, contractor or consultant;

(K)          at Closing, no Seasonal Employee of Target or any Target Subsidiary other than those listed on Schedule 3(w)(i)(K) of the Disclosure Schedule (i) has or will have worked for eighteen (18) or more consecutive months or (ii) has or will have worked for eighteen (18) months in the aggregate during the immediately preceding twenty-four (24) months;

(L)           no Seasonal Employee of Target or any Target Subsidiary is entitled to participate in Target or any Target Subsidiary’s voluntary benefit plans or programs in accordance with the terms of such plans or programs, nor is any Seasonal Employee of Target or any Target Subsidiary entitled to severance benefits.

(ii)           Schedule 3(w)(ii) of the Disclosure Schedule sets forth the following: a true, complete and accurate list of each employee and independent contractor of Target and each Target Subsidiary, his or her position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is full-time or part-time, a Seasonal Employee, exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.  Except as disclosed in Schedule 3(w)(ii) of the Disclosure Schedule, neither Target nor any Target Subsidiary has any unsatisfied liability to any previously terminated employee or independent contractor.

(iii)          Except as set forth in Schedule 3(w)(iii) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Target or any Target Subsidiary and all such employees are employees at-will, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Target or any Target Subsidiary.  True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(iv)          All employees of Target and each United States Target Subsidiary are eligible to work in the United States.  Target has on file for each of the employees of Target and each United States Target Subsidiary, and their Seasonal Employees, a Form I-9 (Employment Eligibility Verification).

(v)           Except as set forth in Schedule 3(w)(v) of the Disclosure Schedule, all employees of Target and Target Subsidiaries have undergone drug testing.

(x) Employee Benefits.

(i)              Schedule 3(x)(i) of the Disclosure Schedule lists each Employee Benefit Plan that Target or any Target Subsidiary maintains, to which Target or any Target Subsidiary contributes or has any obligation to contribute, or with respect to which Target or any Target Subsidiary has any Liability.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(A)          Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable U.S. Laws.

(B)          Except as set forth on Schedule 3(x)(i)(B) of the Disclosure Schedule, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C)          All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target and Target Subsidiaries.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

(D)          Each such Employee Benefit Plan that is intended to meet the requirements of a qualified plan under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as GUST and EGTRRA and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST and EGTRRA requirements within the remedial amendment periods prescribed by GUST and EGTRRA.

(E)           There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Target and Target Subsidiaries, threatened. None of Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Target and Target Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(F)           Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(G)          The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan or employment or other agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of Target or any Target Subsidiary, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Benefit Plan, employment or other agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan, employment or other agreement, or (iv) directly or indirectly cause Target or any ERISA Affiliate of Target to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

(H)          With respect to every group health plan (as defined in Section 5000 of the Code and Section 607 of ERISA) maintained by or contributed to by Target or any Target Subsidiary, neither Target nor any Target Subsidiary nor any of their officers, directors, employees or agents has engaged in any action or failed to act in such a manner that, as a result of such act the ability of any employee of Target or any Target Subsidiary to exclude from income for federal income tax purposes employer-provided benefits under such a plan would be materially impaired.

(ii)           Neither Target, nor any Target Subsidiary, nor any ERISA Affiliate contributes to or, has any obligation to contribute to or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) and that no asset of Target or any Target Subsidiary is subject to any Lien under ERISA or the Code.

(iii)          Neither Target, nor any Target Subsidiary, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)          Neither Target nor any Target Subsidiary maintains, contributes to or, has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Target or any Target Subsidiary or of any other Person other than in accordance with COBRA.

(y) Guaranties.   Except as set forth in Schedule 3(y) of the Disclosure Schedule, neither Target nor any Target Subsidiary is a guarantor or otherwise is liable for any material Liability (including indebtedness) of any other Person.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(z) Environmental, Health, and Safety Matters.

(i)                                     Each of Target, each Target Subsidiary, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements in all material respects.

(ii)                                  Without limiting the generality of the foregoing, Target and each Target Subsidiary and their respective Affiliates has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that, are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their Business. A list of all such permits, licenses and other authorizations is set forth in Schedule 3(z)(ii) of the Disclosure Schedule.

(iii)                               Except as set forth in Schedule 3(z)(iii) of the Disclosure Schedule, none of Target, any Target Subsidiary or their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material Environmental Liabilities relating to any of them or their facilities.

(iv)                              None of the following exists at any property or facility owned, leased or operated by Target or any Target Subsidiary:  (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas, and none of Target, any Target Subsidiary or any of their respective predecessors has owned or operated any underground storage tanks at any other location.

(v)                                 None of Target, any Target Subsidiary, or any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Material so as to give rise to any current or future Environmental Liabilities.

(vi)                              Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer Environmental, Health, and Safety Requirements.

(vii)                           Neither Target, nor any Target Subsidiary or their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Asbestos Liabilities.

(viii)                        None of Target, any Target Subsidiary, or their respective predecessors or Affiliates, to the Knowledge of Seller, has assumed, or otherwise become subject to, any Environmental Liability of any other Person.

(ix)                              No facts, events or conditions relating to the present or, past facilities, properties or operations of Target, any Target Subsidiary or their respective predecessors or Affiliates will prevent, materially hinder or materially limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Environmental Liabilities, including any Liability with respect to on-site or off-site Release or threatened Release of Hazardous Materials.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(x)                                 Target has furnished to Buyer all environmental audits, reports and other material environmental documents relating to Target’s past and current properties, facilities, or operations that are in the possession or under the reasonable control of Seller, Target or any Target Subsidiary.

(aa)  Business Continuity.  The business continuity and disaster recovery activities plan of Target is set forth in Schedule 3(aa) of the Disclosure Schedule.

(bb) Computer and Technology Security.  To the Knowledge of Seller, Target has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the Business of Target, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and, to the Knowledge of Seller, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(cc) Certain Business Relationships.  Except as set forth in Schedule 3(cc) of the Disclosure Schedule, none of Seller, its Affiliates, Seller’s directors, officers, employees and shareholders and Target’s and any Target Subsidiary’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with Target or any Target Subsidiary during the period covered by the Financial Statements or any other financial statements provided for Buyer’s review, and none of Seller, its Affiliates, Seller’s directors, officers, employees and shareholders and Target’s and any Target Subsidiary’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the Business of Target or any Target Subsidiary.

(dd) Customers and Suppliers.

(i)                                     Schedule 3(dd)(i) of the Disclosure Schedule lists the five (5) largest customers of Target by consolidated net sales (on a consolidated basis) for the Most Recent Fiscal Year End, the immediately preceding fiscal year end and for the period ending as of the Most Recent Fiscal Month and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. The Disclosure Schedule also lists any additional current customers that Target anticipates appear to be likely to be among the five (5) largest customers for Target’s current fiscal year.

(ii)                                  To the Knowledge of Seller, since the date of the Most Recent Fiscal Year, no material supplier of Target or any Target Subsidiary has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target or any Target Subsidiary, and no customer listed on the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Target or any Target Subsidiary.

(ee) D&H Vietnam Charter Capital.  The required charter capital for D&H Vietnam has been paid in full.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Section 4.                                          Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the Execution Date and the Closing:

(a) General.  Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b) Notices and Consents.  Seller will cause each of Target and any Target Subsidiary to give any required notices to third parties, and will cause each of Target and any Target Subsidiary to use their commercially reasonable efforts to obtain any required third-party consents referred to in Section 3(c) above, the Lease Consents (as defined herein), and the items set forth in the Disclosure Schedule.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any required authorizations, consents, and approvals of Government Entities in connection with the matters referred to in Section 2(a)(ii), Section 2(b)(ii), and Section 3(c) above.

(c) Operation of Business.  Target and each Target Subsidiary will continue to operate the Business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve its existing relationships with its employees, customers and suppliers.  In addition, neither Target nor any Target Subsidiary will, without first obtaining the written approval of Buyer (which approval shall not be unreasonably withheld or delayed): (i) enter into any transaction or agreement or take any action out of the ordinary course, including any single transaction or commitment greater than $100,000 (other than purchase orders for raw materials, supplies and other outside services entered into by Target or Target Subsidiaries in the Ordinary Course of Business), (ii) declare any dividends, grant or modify any stock options, (iii) issue new shares of stock (except on exercise of outstanding options), (iv) increase its indebtedness for borrowed money, (v) terminate or increase existing compensation levels or arrangements for any Key Employees or (vi) amend any charter or bylaw provision.  In addition to the foregoing, Target shall not, and shall not permit any Target Subsidiary to, take any action of the type referred to in Section 3(h) without first obtaining the written approval of Buyer (which approval shall not be unreasonably withheld or delayed).

(d) Preservation of Business.  Seller will cause each of Target and any Target Subsidiary to keep their Business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access.  Seller will permit, and Seller will cause each of Target and any Target Subsidiary to permit, representatives of Buyer (including legal counsel, accountants and environmental consultants) to have full access, at all reasonable times, upon reasonable notice, and in a manner so as not to unreasonably interfere with the normal Business operations of Target and Target Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Target and any Target Subsidiary, including access to conduct Phase I and Phase II environmental assessments and audits; provided, however, that Seller, shall not contact any of Target’s customers before Buyer informs Seller that (i) it is fully satisfied with the due diligence materials provided to it by Seller and Target and (ii) other than the results of any Phase II environmental assessment and audit, if one has been commissioned, the only due diligence that remains to be conducted by Buyer is to contact Target’s customers. Provided further, any contact by Buyer of any of Target’s customers shall be coordinated with Seller and begun only after Seller has authorized such contact to begin.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(f) Notice of Developments.  Seller will give prompt written notice to Buyer of any material adverse development that might cause a breach of any of the representations and warranties in Section 3 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 2 above. No disclosure by any Party pursuant to this Section 4(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Maintenance of Leased Real Property.  Seller will cause each of Target and any Target Subsidiary to maintain any Leased Real Property, including all of the Improvements and the property in Vietnam, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or, except in the Ordinary Course of Business, erect new Improvements on any owned property and any Leased Real Property or any portion thereof, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

(h) Leases.  Except as otherwise contemplated by this Agreement, Target and Target Subsidiaries will not cause or permit any of Target’s or Target Subsidiaries’ Leases to be amended, modified, extended, renewed or terminated, nor shall Target or any Target Subsidiary enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer.

(i) Tax Matters.  Without the prior written consent of Buyer, neither Target nor any Target Subsidiary shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any Target Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any Target Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the liability for Taxes of Target or any Target Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of Target or any Target Subsidiary otherwise existing on the Closing Date.  Seller agrees that it will prepare, in good faith, and deliver to Buyer a schedule containing the Estimated Pre-Closing Tax Obligation at least fifteen (15) days prior to the Closing Date.

(j) Notice of Breach.  If, prior to the Closing, Buyer shall have actual knowledge of any breach of a representation or warranty of Seller, Target or any Target Subsidiary, Buyer shall promptly notify Seller of such knowledge, in reasonable detail, including the amount that it believes, based on the facts actually known to it, would be payable by Seller pursuant to the indemnification provisions hereof without reference to any indemnification limitations set forth in Section 7 hereof).

(k) Purchase of Equipment.  Concurrently with the Closing, Target and C.D.S., Inc. will purchase the equipment specified on the bills of sale in substantially the forms set forth on EXHIBIT E hereto that Target and C.D.S., Inc. lease from CEC at an amount equal to the equipment’s Fair Market Value.

(l) Employee Testing.  All Key Employees have, or prior to Closing will have, in their employee files, the results of criminal background checks and drug testing, and such results shall have been made available for Buyer for its review prior to Closing.  For the avoidance of doubt,

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Buyer will arrange for and pay the entire cost associated with such criminal background checks and drug testing of all Key Employees.

(m) Termination of Intercompany Agreements.  Prior to Closing, Seller will cause Target and each Target Subsidiary to terminate all Intercompany Agreements.

(n) Termination of Singapore Employees.  Target shall, concurrently with Closing, terminate its Singapore employees and obtain releases from them with respect to any further obligations between such employees and Target or any Target Subsidiary.

(o) Hiring Singapore Employees.  Prior to Closing, Buyer shall have offered the Target’s Singapore employees employment on substantially similar terms to the terms of such employees with Target or a Target Subsidiary.

Section 5.                                          Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

(a) General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).  Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target and any Target Subsidiary.

(b) Litigation Support.  In the event and for as long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated under this Agreement, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(c) Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target or any Target Subsidiary from maintaining the same business relationships with Target and any Target Subsidiary after the Closing as it maintained with Target and any Target Subsidiary prior to the Closing. Seller will refer all customer inquiries relating to the Business of Target and any Target Subsidiary to Buyer from and after the Closing.

(d) Confidentiality.  That certain Confidentiality Agreement, dated January 30, 2012, by and between Celestica Inc. and Seller is terminated and superseded in its entirety by this Section 5(d).

Seller shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Business Confidential Information.  “Business Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates primarily to the Business of Target or any Target Subsidiary or primarily to their suppliers, distributors, customers, independent contractors or other business relations in their respective capacities as such and includes, in each case, to the extent the Business obtains a material commercial benefit from the secret nature of such information: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training,

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, and specific contractual arrangements with, the Business’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports; and (v) any non-public documents, correspondence, records, data and other information furnished by or on behalf of Buyer prior to Closing or otherwise in connection with the transactions described herein.  Notwithstanding the foregoing, Business Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Seller or its Affiliates, consultants or advisors, (B) is learned developed or otherwise obtained by Seller or any of its Affiliates after the Closing, without reliance on any Business Confidential Information or (C) is thereafter disclosed, furnished or otherwise made available to Seller by a third party (other than Seller’s Affiliates, consultants and advisors) who is not known by Seller at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to either of Buyer or any other party with respect to such information.  Seller shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Business Confidential Information that are in its possession.

Seller shall not use, release or disclose the Business Confidential Information to any other Person, except its Affiliates, consultants and advisors who are subject to a contractual, legal, fiduciary or similar (such as obligations imposed by applicable rules of professional conduct) obligation of confidentiality to Seller and except as required to comply with its obligations under this Agreement, unless requested to disclose the Business Confidential Information by judicial, administrative or investigative process or required to do so by other requirements of law or so as not to violate the rules of any stock market or exchange; provided, however, that in the case of disclosure requested by judicial, administrative or investigative process or by applicable law or the rules of any stock market or exchange, Seller shall (to the extent permitted by applicable law and such rules) notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is requested to disclose any Business Confidential Information by judicial, administrative or investigative process, or required to do so by applicable law or the rules of any stock market or exchange Seller may so disclose the Business Confidential Information; provided, however, that at the written request of Buyer and to the extent that the procedures for obtaining such are available, Seller shall use reasonable efforts to obtain, at the expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information requested or required to be disclosed.

(e) Use of Names.  Following the Closing, Seller shall have no rights to use any trademarks, trade names, logos or any contraction, abbreviation or simulation of Target or any Target Subsidiary and will not hold itself out as having any affiliation with Target or any Target Subsidiary and will as soon as practicable take any necessary action to change the names of D&H Manufacturing (Singapore) Pte Ltd. and D and H Asia Holdings, LLC to names which could not reasonably be confused with Target or any Target Subsidiary.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Section 6.                                          Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in Section 3 above shall be true and correct in all material respects both when made and at and as of the Closing Date (or if made as of a specified date, only as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date (or if made as of a specified date, only as of such date);

(ii)                                  Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect) in all respects through the Closing;

(iii)                               Target and Target Subsidiaries shall have procured all of the third-party consents specified in Section 4(b) above;

(iv)                              no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or Governmental Entity (or that could come before) any Arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of a Buyer to own Target Shares and to control Target and Target Subsidiaries, or (D) adversely affect the right of Target or Target Subsidiaries to own their assets and to operate their Businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                                 Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi)                              Seller, Target, and Target Subsidiaries shall have received all authorizations, consents, and approvals of Governmental Entities referred to in Section 2(a)(ii), Section 2(b)(ii), and Section 3(c) above;

(vii)                           Buyer shall have entered into a one year consulting agreement with * in the form of Consulting Agreement attached hereto as EXHIBIT F pursuant to which * and *, representatives of * (“*”) will provide certain consulting services to Buyer in accordance with such agreement.

(viii)                        Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target and Target Subsidiaries other than those whom Buyer shall have specified in writing at least five business days prior to the Closing;

(ix)                              all actions to be taken by Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(x)                                 Target and Target Subsidiaries shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer;

(xi)                              Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “Foreign Person” as defined in Code Section 1445;

(xii)                           each of *, *, *, Seller, * and * shall have entered into non-compete agreements with Buyer in form satisfactory to Buyer and containing the Non-Compete Provisions attached hereto as EXHIBIT G;

(xiii)                        each of *, *, *, *, *, *, *, * and * (collectively, the “Key Employees”) shall have accepted offers of employment from Buyer on terms reasonably satisfactory to Buyer;

(xiv)                       Seller shall have delivered to Buyer copies of the articles of incorporation (or other applicable governing document) of Seller, Target, and Target Subsidiaries certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);

(xv)                          Seller shall have delivered to Buyer copies of the certificate of good standing of Seller, Target and Target Subsidiaries issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(xvi)                       Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation (or formation) of Seller since the date of the certificate of good standing of Seller, Target and Target Subsidiaries issued on the Execution Date; (ii) the bylaws (or other governing documents) of Seller; (iii) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xvii)                    Target shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each of Target and Target Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation (or formation) of such Person since the date specified in clause (xvii) above; (ii) the bylaws (or other governing documents) of such Person; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby;

(xviii)                 Target and C.D.S., Inc. (a Target Subsidiary) shall have purchased from CEC certain equipment and other assets identified on EXHIBIT E attached hereto at Fair Market Value;

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(xix)                       there shall not have been any Material Adverse Change;

(xx)                          the results of the criminal background checks and drug testing of the Key Employees shall be satisfactory to Buyer in its sole discretion;

(xxi)                       prior to Closing, *’s employment shall have been terminated, any severance or any other obligations owed to him (other than COBRA, if applicable) will have been satisfied and a release satisfactory to Buyer shall have been obtained.  * shall have entered into a six month consulting agreement at Closing in the form attached hereto as EXHIBIT H;

(xxii)                    should Buyer elect to conduct Phase II Environmental Site Assessments of the leased properties in California and Vietnam, the results of such assessments have been deemed satisfactory to Buyer;

(xxiii)                 each of the *, *, *, * and * shall have entered into the Continuing Indemnification Agreement in the form attached as EXHIBIT I;

(xxiv)                each Intercompany Agreement shall have been terminated at or prior to Closing; and

(xxv)                   each of *, *, *, * and * shall have entered into a Shareholder Representative Agreement in the form attached as EXHIBIT J, appointing * to act as their Representative in connection with this Agreement.

(xxvi)                each of the customers set forth on EXHIBIT K shall have confirmed that it will continue to do business with Target after the Closing.

Buyer may waive any condition specified in this Section 6(a) if it executes a waiver in writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in Section 2(b) above shall be true and correct in all material respects at and as of the Closing Date (or if made as of a specified date, only as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date (or if made as of a specified date, only as of such date);

(ii)                                  Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written” and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect) in all respects through the Closing;

(iii)                               no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

jurisdiction or before any Arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)                              no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any Arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Shares and to control Target and Target Subsidiaries, or (D) adversely affect the right of Target or Target Subsidiaries to own its assets and to operate its Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                                 Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

(vi)                              Buyer shall have delivered to Seller and Target a certificate of the secretary or an assistant secretary, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Target, as to: (i) no amendments to the certificate of incorporation (or formation) of Buyer since the date specified in clause (iv) above; (ii) the bylaws (or other governing documents) of Buyer; (iii) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

(vii)                           Seller, Target and Target Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 2(a)(ii), Section 2(b)(ii), and Section 3(c) above; and

(viii)                        all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller or Target, as applicable, may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

Section 7.                                        Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.  Except as set forth below, all of the representations and warranties of Seller and Target contained in Sections 2 and 3 (and related rights to indemnification) and the covenants of Seller and Target (including, without limitation, those contained in Section 4(i) and Section 8 hereof), shall survive the Closing hereunder and continue in full force and effect for a period of * years following the Closing Date.  Notwithstanding the foregoing, (i) representations and warranties of Target contained in Section 3(k) (Tax Matters) (and related rights to indemnification) shall survive the Closing hereunder and continue in full force and effect until * days following the expiration of the applicable statute of limitations; (ii) representations and warranties of Target contained in Section 3(z) (Environmental, Health and

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Safety Matters) (and related rights to indemnification) shall survive the Closing hereunder and continue in full force and effect for a period of * years from the Closing Date and (iii) representations and warranties of Seller and Target contained in Sections 2(a)(ii) (Authorization of Transaction), 2(a)(v) (Target Shares), 3(a) (Organization, Qualification and Corporate Power), 3(b) (Capitalization), Section 3(e) (Title to Assets), 3(f) (Target Subsidiaries) (and related rights to indemnification), shall survive for * years following the Closing Date.  The representations and warranties referred to in clause (iii) above are collectively referred to as the “Fundamental Representations”.  Notwithstanding the foregoing, the personal obligations of *, * and * regarding the Fundamental Representations shall be subject to those certain time limits which are more specifically set forth herein.

Except as set forth herein, the representations and warranties of Buyer contained in Section 2(b) of this Agreement and the covenants of the Buyer contained in Section 4 and 5(d) this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of * years following the Closing Date.

(b) Indemnification Provisions for Buyer’s Benefit.

(i)                                     In the event Seller or Target breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 10(h) below within the survival period, then Seller shall be obligated to indemnify Buyer and its Affiliates, and each of their respective officers, directors, managers, members, partners, shareholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives, in each case other than Seller (each, a “Buyer Indemnified Person”) from and against the entirety of any Adverse Consequences a Buyer Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)                                  In addition to the indemnification obligations of Seller in Section 7(b)(i) above, Seller shall indemnify and hold harmless each Buyer Indemnified Person from and against the entirety of any Adverse Consequences a Buyer Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(A)                               any matter disclosed in Schedule 3(h)(iii) of the Disclosure Schedule;

(B)                               any matter disclosed in Schedule 3(t) of the Disclosure Schedule;

(C)                               any matter disclosed in Schedule 3(z)(iii) of the Disclosure Schedule;

(D)                               the matter disclosed in paragraph 2 of Schedule 3(w)(i)(F) or any matter disclosed in Schedule 3(w)(i)(G) of the Disclosure Schedule; and

(E)                                any matter disclosed in Schedule 3(x)(i)(B) of the Disclosure Schedule.

The matters referenced to in the Section 7(b)(ii) are referred to herein as the “Designated Liabilities”.  The Parties will cooperate with each other as specified in EXHIBIT L to facilitate the resolution and payment of the Designated Liabilities.

(iii)                               No claim of indemnification for breach of representations, warranties, covenants and agreements contained herein shall be made under Section 7(b)(i) unless and until the aggregate losses of Buyer shall have exceeded the Threshold; notwithstanding the

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

foregoing, the Threshold shall not be applicable with respect to indemnification claims involving severance costs for Seasonal Employees, Environmental Liabilities, and Tax Liabilities or for claims under Section 7(b)(ii).  Once the aggregate losses of Buyer have exceeded the Threshold (or immediately for any losses not subject to the Threshold), all claims for indemnification against Seller within the applicable survival period shall be fully indemnified, starting with the first dollar without regard to the Threshold.

(c) Matters Involving Third Parties.

(i)                                     If any third party notifies Buyer or any of Buyer Indemnified Persons (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against Seller (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that any delay on the part of the Indemnified Party in notifying any Indemnifying Party may affect the Indemnifying Party’s obligation hereunder but only to the extent the Indemnifying Party is thereby actually prejudiced.

(ii)                                  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)                               So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7(c)(ii) above with counsel acceptable to the Indemnified Party, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv)                              In the event any of the conditions in Section 7(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 7.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(d) Determination of Adverse Consequences.  All indemnification payments under this Section 7 and Section 8(a) shall be deemed adjustments to the Purchase Price.

(e) Recoupment Against Holdback Amount.

(i)                                     The Holdback Amount, less (A) any amounts that have been previously paid to Buyer from the Holdback Amount to compensate Buyer Indemnified Persons for Adverse Consequences under this Section 7, (B) any amounts for claims that have been previously made by Buyer that are not yet resolved and (C) the Designated Amount, if it has not yet been released, together with interest accrued on such amount, if any, shall be released and paid to Seller on the date that is the later of (a) * years after the Closing Date and (b) 90 days after the expiration of the last to expire of the applicable statute of limitations for the types of Tax Returns listed in Schedule 3(k)(iii) of the Disclosure Schedule for the jurisdictions specified therein (assuming for the purposes of determining such statute of limitations the absence of fraud and excluding any jurisdiction in which no Tax Returns were filed); provided, however, that such statute of limitations shall not be deemed to have expired if any of such Tax Returns is in the process of being audited (including any Tax Returns with respect to which the Target or a Target Subsidiary had received written notification from a Governmental Entity that it intends to commence a Tax audit), if any tax assessment shall have been asserted by a Governmental Entity, or if any extension of any such statute of limitations has been granted or any tolling shall have occurred.  In the event that the provision in the preceding sentence shall be applicable, the statute of limitations shall not be deemed to expire (and the 90-day period shall not commence to begin) until the actual expiration of the applicable statute of limitations.  Notwithstanding the above, in no event, other than as specified in clauses (B) and (C) above, shall the release date be later than * years after the Closing Date (the release date as determined above being the “Holdback Release Date”).  The release of the Holdback Amount will in no way affect Buyer’s rights to seek indemnification under the Continuing Indemnification Agreement (as defined herein) with respect to claims for breaches of the Fundamental Representations.  The Designated Amount, less any amount that has been previously paid to Buyer from the Holdback Amount to compensate Buyer Indemnified Persons, or any amount of claims that have been previously made by Buyer that are not yet resolved with respect to the Designated Liabilities, shall be released at such time as Seller has obtained, on behalf of Target and Buyer, settlement agreements with full releases with respect to all Adverse Consequences for all of the Designated Liabilities.

(ii)                                  The Parties hereby acknowledge and agree that the disbursement of the Holdback Amount shall not be deemed to modify the obligations of Seller with respect to indemnification or the survival of representations and warranties.

(f) Holdback Amount Adjustment.  Any part of the Holdback Amount that is paid to Seller on the Holdback Release Date or thereafter shall be deemed an adjustment to the Purchase Price.

(g) Limitation on Indemnification Amount.  With respect to any claim by Buyer for indemnification for breaches of representations, warranties and covenants under Section 7(b)(i) other than claims for breaches of the Fundamental Representations, Seller’s aggregate liability shall be limited to the Holdback Amount.  Seller’s aggregate liability for a breach of the Fundamental Representations shall be limited to the Purchase Price.

(h) Continuing Indemnification Obligations.  In the event Seller or Target breaches any of the Fundamental Representations and Buyer properly makes a written claim for indemnification against Seller subsequent to the Holdback Release Date, but within the applicable survival period pursuant to Section 7(a) above (each a “Continuing Indemnification Obligation”), Buyer shall have the right to be indemnified in accordance with the Continuing Indemnification Agreement,

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

attached hereto as EXHIBIT I (the “Continuing Indemnification Agreement”), from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach, subject to the indemnification limitations set forth in Section 7(g) above.

(i) Indemnity by Buyer.  In the event Buyer breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 10(h) below, then Buyer shall be obligated to indemnify Seller and its Affiliates, and each of their respective officers, directors, managers, members, partners, shareholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives, in each case other than Buyer (each, a “Seller Indemnified Person”) from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

Section 8.                                          Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Tax Indemnification.  Seller shall indemnify Target, Target Subsidiaries, Buyer, and each other Buyer Indemnified Person and hold them harmless, on an after-Tax basis and free and clear of, and without reduction for any withholding Tax or similar Tax on such indemnity from and against, any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes payable (or the non-payment thereof) to any Governmental Entity for all taxable periods ending on or before the Closing Date including, without limitation, Taxes attributable to the Straddle Period (“Pre-Closing Tax Periods”), (ii) all Taxes resulting from any breach of any representation or warranty set forth in Section 3(k), (iii) all Taxes resulting from a breach of covenants contained in Section 4(i) or in this Section 8, and (iv) any and all Taxes of any Person imposed on Target or any Target Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, relating to an event or transaction occurring on or before the Closing.  Seller shall reimburse Buyer for any Taxes of Target or any Target Subsidiary that are the responsibility of Seller pursuant to this Section 8(a) within fifteen (15) business days after payment of such Taxes by Buyer, Target, or Target Subsidiaries.

(b) Straddle Period.  For Taxes other than those based on or measured by income or revenue, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any such Taxes of Target and any Target Subsidiary allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For Taxes based on or measured by income or revenue, in the case of any Straddle Period, the amount of any such Taxes of Target and any Target Subsidiary allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax that is determined by a closing of the books at the end of the Closing Date.  Notwithstanding the foregoing, if any adjustments are made to the Pre-Closing Net Working Capital following the Closing, which adjustment results in either an increase or decrease in the Purchase Price, the Seller will make such adjustments to the Estimated Pre-Closing Tax Obligation as are necessary to reflect the effects of the increase or decrease in the Purchase Price (the “Post-Closing Tax Obligation”).

(c) Responsibility for Filing Tax Returns.  Except as set forth in Section 8(f) below, Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target and Target Subsidiaries that are filed after the Closing Date, subject to and in accordance with Section 8(f) below and subject to the indemnification provisions of Sections 8(a) and 8(b), above.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(d) Cooperation on Tax Matters.

(i)                                     Buyer, Target and Target Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Target Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to Target and Target Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target and any Target Subsidiaries or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)                                  Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)                               Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e) Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving Target and any Target Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Target and Target Subsidiaries shall not be bound thereby or have any Liability thereunder.

(f) Transfer Taxes.  Notwithstanding Section 8(c), all Transfer Taxes, if any, incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Tax Treatment of Stock Options.  The Parties agree that, for Tax Return reporting purposes, the amount of income realized by the Option Holders on the Closing Date, as a result of the exercise of options with respect to Target Shares shall be reported as compensation income realized by such option holders and shall be reported as so realized in the year of such exercise.  The Tax Returns of Target shall be prepared in a manner consistent with this treatment, and the cash payments from Buyer with respect to Target Shares acquired upon the exercise of such options shall be subject to withholding as provided in Section 1(f) hereof.

Section 9.                                        Termination.

(a) Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(i) By mutual consent:  Buyer, Seller and Target may terminate this Agreement by written consent of each Party at any time prior to the Closing;

(ii) For Seller Breach: Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2012, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); (C) in the event that (1) all of the conditions set forth in Section 6(b) have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied by actions taken at Closing, provided that Buyer is then able to satisfy such conditions) and (2) Seller fails to consummate the transaction on the Closing Date as set forth in Section 1(d); and

(iii) For Buyer Breach:  Seller and Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;(B) if the Closing shall not have occurred on or before November 30, 2012, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement); or (C) in the event that (1) all of the conditions set forth in Section 6(a) have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied by actions taken at Closing, provided that Seller or Target, as applicable, is then able to satisfy such conditions) and (2) Buyer fails to consummate the transaction on the Closing Date as set forth in Section 1(d).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

Section 10.                                 Miscellaneous.

(a) Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(b) Press Releases and Public Announcements.  Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith, in reliance upon counsel’s advice, is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure) ), and provided, further, that Buyer may issue a press release upon the Parties’ execution of this Agreement and the Closing under this Agreement.  Buyer shall provide a copy of the execution press release to Seller for its review prior to its issuance.  It is the expectation of the parties that Buyer will include input from Seller in Buyer’s execution press release.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(c) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement.  Except as otherwise specifically set forth herein, this Agreement (including the documents referred to herein), together with the NDA, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Seller or Target or any Target Subsidiary:

The Crossbow Group, LLC

PO Box 32900

San Jose, CA 95152-2900

Attention:                                         *

*

*

with a copy to (which shall not constitute compliance with notice requirements specified in clause (h) above):

Heffernan Seubert & French LLP

1075 Curtis Street

Menlo Park, California 94025

Attention:                                         Tom French

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

If to Buyer:

Celestica (USA) Inc.

844 Don Mills Road

Toronto, Ontario

Canada M3C 1V7

Fax: (416) 448-2817

Attention:                                         Legal Department

with a copy to (which shall not constitute compliance with notice requirements specified in clause (h) above):

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Fax:  (212) 836-6556

Attention:                                         William E. Wallace, Jr.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(j)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)  Expenses.  Except as otherwise specifically provided herein, each of Buyer, Seller, Target, and any Target Subsidiary shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(n)  Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business of Target and the any Target Subsidiary is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)  Dispute Resolution.

(i)                                     Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the Parties to resolve all disputes, differences, controversies and claims of Buyer, Seller and Target arising out of or relating to this Agreement or any other aspect of the transactions contemplated herein or their respective Affiliates (collectively, “Disputes”).  Either Party may, by written notice to the other Party, refer any Disputes for resolution in the manner set forth below.

(ii)                                  Any and all Disputes shall be referred to arbitration under the rules and procedures of JAMS or its successor, who shall act as the arbitration administrator (the “Arbitration Firm”).

(iii)                               The Parties shall agree on a single Arbitrator (the “JAMS Arbitrator”).  The JAMS Arbitrator shall be a retired judge selected by the Parties from a roster of arbitrators provided by the Arbitration Firm.  If the Parties cannot agree on a JAMS Arbitrator within 7 days of delivery of the demand for arbitration (or such other time period as the Parties may agree), the Arbitration Firm will select an independent JAMS Arbitrator.

(iv)                              Unless otherwise mutually agreed to by the parties, the place of arbitration shall be San Jose, California, although the arbitrator may be selected from rosters outside California.

(v)                                 The Federal Arbitration Act shall govern the arbitrability of all Disputes.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration.  To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 10(o).  Disputes between the Parties shall be subject to arbitration notwithstanding that a Party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(vi)                              Unless otherwise mutually agreed to by the Parties, each Party shall allow and participate in discovery as follows:

(A)                               Non-Expert Discovery.  Each Party may (1) conduct 3 non-expert depositions of no more than 5 hours of testimony each, with any deponents

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

employed by any Party to appear for deposition in San Jose, California; (2) propound a single set of requests for production of documents containing no more than 20 individual requests; (3) propound up to 20 written interrogatories; and (4) propound up to 10 requests for admission.

(B)                               Expert Discovery. Each Party may select a witness who is retained or specially employed to provide expert testimony and an additional expert witness to testify with respect to damages issues, if any. The Parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(C)                               Additional Discovery.  The JAMS Arbitrator may, on application by either Party, authorize additional discovery only if deemed essential to avoid injustice.  In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by videoconference during the arbitration hearing.

(vii)                           The JAMS Arbitrator shall render an award within 6 months after the date of appointment, unless the Parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law.  The JAMS Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages.  The award (subject to clarification or correction by the JAMS Arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the Parties.

(viii)                        This Agreement’s arbitration provisions are to be performed in San Jose, California.  Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this Section 10(o), to review or confirm the award in arbitration, or for preliminary injunctive relief as set forth in Section 10(p), shall be brought exclusively in a court of competent jurisdiction in the county of San Jose, California (the “Enforcing Court”).  By execution and delivery of this Agreement, each Party accepts the jurisdiction of the Enforcing Court.

(ix)                              Each Party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 10(o), including attorneys’ fees.

(x)                                 Notwithstanding anything contained in this Section 10(o) to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 10(o)(i), the Parties shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within 10 calendar days of the written notice of such Disputes by either Party, including referring such matter to the Shareholder Representative for the Seller and Buyer’s then-current executive in charge of the Semiconductor Segment.  The representatives of the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of 4 weeks.  In the event that the Parties are unable to resolve such Dispute pursuant to this Section 10(o)(x), the provisions of subsections (i) through (x) hereof, inclusive, as well as subsection (xi) hereof, shall apply.

(xi)                              The Parties agree that the existence, conduct and content of any arbitration pursuant to this Section 10(o) shall be kept confidential and no Party shall disclose to any Person any information about such arbitration, except as may be required by law or by any

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

governmental authority or for financial reporting purposes in each Party’s financial statements.

(p)  Waiver Of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(q)  Time of Essence.  Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in this Agreement.

(r)  Construction.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

Section 11.           Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, (i) any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person (for the purposes of this definition, “control”, including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural Person, also means any member of such natural Person’s immediate family (meaning each parent, spouse or child (including those adopted) of such natural Person and each custodian or guardian of any property of one or more of such Persons in his or her capacity as such custodian), any Affiliate of any such immediate family member and any trust, limited partnership or limited liability company created

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

for the benefit of such natural Person or member of such natural Person’s immediate family).  For the avoidance of doubt, *, * and * shall each be deemed an Affiliate of Seller.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Arbitration Firm” has the meaning set forth in Section 10(o)(ii) above.

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Base Cash Price” means $73,000,000.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that would reasonably form the basis for any specified consequence.

“Business” means Target and each Target Subsidiary’s precision machining of components, fabricated parts and assemblies for the semiconductor industry and other industries.

“Business Confidential Information” has the meaning set for in Section 5(d) above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Person” has the meaning set forth in Section 7(b)(i) above.

“C.D.S., Inc.” means C.D.S. Engineering, Inc.

“Closing” has the meaning set forth in Section 1(d) above.

“Closing Date” has the meaning set forth in Section 1(d) above.

“Closing Date Balance Sheet” means the unaudited balance sheet of Target as at the close of business on the day prior to the Closing Date, including the notes thereto.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Indemnification Agreement” has the meaning set forth in Section 7(h) above.

“Continuing Indemnification Obligation” has the meaning set forth in Section 7(h) above.

“D&H Vietnam” means D&H Manufacturing (Vietnam) Limited, a Vietnamese limited liability company.

“Disclosure Schedule” has the meaning set forth in Section 2(a) above.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other benefit plan, program or arrangement of any kind, whether written or oral, qualified or nonqualified, which pertain to any employee, former employee, shareholder, director or consultant of Target or any Target Subsidiary or pursuant to which Target or any Target Subsidiary may have any liability.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Enforcing Court” has the meaning set forth in Section 10(p)(viii) above.

“Environmental, Health, and Safety Requirements” means, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection or restoration of the environment and natural resources, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.

“Environmental Liabilities” means any Liabilities arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligations or costs, natural resource damages, fines, penalties, claims of personal injury or property damage and attorney’s fees.

“Escrow Agent” has the meaning set forth in Section 1(c) above.

“Estimated Pre-Closing Tax Obligation” means the estimate, prepared by Seller, of all Taxes owed by Target or any Target Subsidiary for the Pre-Closing Tax Period, including any Taxes relating to the sale of the Equipment (as such term is defined in Exhibit E hereto) specified on Exhibit E, delivered to Buyer no later than five (5) days prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the amount of consideration that would be paid by a willing buyer to a willing seller for property (where neither party is under a compulsion to sell or to buy).

“Federal Rules” has the meaning set forth in Section 10(o)(v) above.

“FCPA” has the meaning set forth in Section 3(j)(i) above.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 3(g) above.

“Governmental Entity” shall mean a federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Hazardous Material” means any substance material or waste defined, regulated or otherwise characterized by any Governmental Entity as hazardous, toxic, dangerous, radioactive, a pollutant or contaminant, or words of similar meaning and effect, and including petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise and radiation.

“Holdback Amount” has the meaning set forth in Section 1(c) above.

“Holdback Release Date” has the meaning set forth in Section 7(e)(i) above.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Improvements” has the meaning set forth in Section 3(l)(iv) above.

“Indemnified Party” has the meaning set forth in Section 7(c)(i) above.

“Indemnifying Party” has the meaning set forth in Section 7(c)(i) above.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Agreements” mean all agreements between Target or any Target Subsidiary, on the one hand, and, on the other hand, any of (i) CEC, or (ii) Seller or any company controlled by, or Affiliated with, Seller, or (iii) Catapult Investment Group, any of *, * or * or any Affiliate of any of them.  Intercompany Agreements shall not include the consulting agreement referenced in Section 6(a)(vii) hereof.

“JAMS” means Judicial Arbitration and Mediation Services, Inc.

“JAMS Arbitrator” has the meaning set forth in Section 10(o)(iii) above.

“Key Employees” means the individuals specified in Section 6(a)(xiii).

“Knowledge” of Seller or Target means, with respect to Target, the actual knowledge of *, *, *, *, *, *, *, *, *, * and *, after reasonable inquiry of the appropriate people responsible for the relevant matter.

“Laws” has the meaning set forth in Section 3(j)(i) above.

“Lease Consents” has the meaning set forth in Section 6(a)(x) above.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures, or other interest in real property held by Target or any Target Subsidiary, together with all Leased Real Property Subleases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target or any Target Subsidiary thereunder.

“Leased Real Property Subleases” means all subleases, licenses, or other agreements pursuant to which Target or any Target Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or any Target Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target or any Target Subsidiary thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to (i) the business, assets, financial condition, operating results or operations of Target and any Target Subsidiary, taken as a whole, or to (ii) the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof) other than, in the case of clause (i), any effect or change resulting from (a) events affecting the United States or global economy or capital or financial markets generally, (b) changes in the laws of any Governmental Entity or any interpretation thereof, (c) war, conflicts, any acts of terrorism or change in geopolitical condition, except, in the cases of clauses (a), (b), and (c), to the extent Target is materially and disproportionately affected by such effect as compared to other businesses engaged in the semiconductor equipment contract manufacturing business.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(g) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(g) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3(g) above.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means an amount equal to (a) cash plus (b) accounts receivable that (i) includes only invoices dated 90 or fewer days from closing plus  (c) net inventory with a reserve for obsolete and excess inventory calculated in accordance with EXHIBIT C plus (d) prepaid expenses minus (e) accounts payable minus (f) accrued liabilities other than Taxes (which includes but is not limited to any accrued compensated absences, payroll, employee bonuses, rent, warranties, interest and insurance), consolidated for Target and Target Subsidiaries in accordance with U.S. GAAP.

“Option Holders” means those current optionees of Target Shares who purchase their shares of Target in anticipation of the Closing pursuant to the exercise of options granted by Target and who are identified by name and amount of shares owned in EXHIBIT M, hereto.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Owned Real Property” means all land, together with all buildings, structures, Improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target or any Target Subsidiary.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable and for which adequate reserves have been established; (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law arising in the Ordinary Course of Business for sums not yet due and payable and (iii) other Liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Lien or imperfection.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Obligation” means the actual amount of all Taxes owed by Target or any Target Subsidiary for a Pre-Closing Tax Period, including any Taxes relating to the sale of the Equipment (as such term is defined in Exhibit E hereto) specified on Exhibit E.

“Pre-Closing Tax Periods” has the meaning set forth in Section 8(a)(i) above.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 1(b) above.

“Real Property Laws” has the meaning set forth in Section 3(l)(vi) above.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching dumping of disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

“Seasonal Employee” means any worker who is not a full-time employee of Target or a United States Target Subsidiary and who is not entitled to participate in the Employee Benefit Plans listed on Schedule 3(x) of the Disclosure Schedule in accordance with the terms of those plans.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Party” shall mean each of Seller, Target and any Target Subsidiary.

“Seller Indemnified Person” has the meaning set forth in Section 7(i) above.

“Straddle Period” has the meaning set forth in Section 8(b) above.

“Target” has the meaning set forth in the preface above.

“Target Shares” means any share of the common stock of Target.

* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Target Net Working Capital” means the Net Working Capital expected as of the Closing in the amount of $*.

“Target Subsidiaries” means Target owned corporations and companies set forth at EXHIBIT N, hereto.

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including, without limitation, those imposed on or related to any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto and any fees and expenses of a Tax professional incurred in connection with preparation of Tax Returns or incurred in connection with any items described above or any contest or dispute related to any of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7(c)(i) above.

“Threshold” shall mean an amount equal to $*.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“U.S. GAAP” means, generally accepted accounting principles in the United States as applied by Target in accordance with its current accounting policies, on a basis consistent with past practice and the practices and procedures used in preparing the Most Recent Fiscal Year End Financial Statements.

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* Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

CELESTICA (USA) INC.

By:	/s/ Paul Nicoletti

Name:	Paul Nicoletti

Title:	President

THE CROSSBOW GROUP, LLC

By:	/s/ *
*, Member-Manager

By:	/s/ *
*, Member-Manger

By:	/s/ *
*, Member-Manager

D&H MANUFACTURING COMPANY

By:	/s/ Angelo Grestoni

Name:	Angelo Grestoni

Title:	President & CEO

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

[*] Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

* and * hereby represent and warrant that they, immediately prior to the Closing, will own options (the “Options”) to purchase * shares and * shares of Target common stock, respectively, free and clear of any Liens.  * and * further agree to be bound to the terms of this Agreement as Sellers, to exercise their respective Options at, or prior to, the time of Closing and to sell the shares of Target common stock issued upon such exercise of the Options to Buyer as contemplated by this Agreement.  * and  * further agree that their respective pro rata portions (based on the number of shares they will own as of the Closing Date) of the Holdback Amount will be withheld from their share of the Purchase Price and placed in escrow and such amounts will be subject to the terms of this Agreement.

*

By:	/s/ *

*

By:	/s/ *

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

[*] Certain confidential information contained in this document, marked with asterisks has been redacted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.